Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 registration statement (File No. 333-131216) of Ascent Solar Technologies, Inc. of our report dated March 29, 2007, relating to our audits of the financial statements for the year ended December 31, 2006 and the periods from inception (October 18, 2005) through December 31, 2005 and 2006 which appears in the Annual Report on Form 10-KSB for the year ended December 31, 2006.

We also consent to the references to our firm under the caption “Experts” in the Prospectuses, which are part of the Registration Statement.

HEIN & ASSOCIATES LLP

/s/ Hein & Associates LLP

Denver, Colorado

October 15, 2007